UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15 (d)

of the Securities Exchange Act of 1934

Date of Report: April 28, 2014

STONEGATE MORTGAGE CORPORATION

(Exact name of registrant as specified in its charter)

Ohio	001-36116	34-1194858
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9190 Priority Way West Drive, Suite 300

Indianapolis, Indiana

(Address of principal executive offices)

Registrant’s telephone number, including area code: (317) 663-5100

Not applicable.

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)	Effective May 9, 2014, John Macke, Chief Financial Officer of Stonegate Mortgage Corporation (the “Company”), will return to his previous position as the Company’s Executive Vice President of Capital Markets. Mr. Macke will continue to lead the Company’s mortgage servicing right (“MSR”) valuations, MSR financings, and repurchase/participation relationships. He will also work closely with Mr. Eastep to ensure a smooth transition of his prior duties as Chief Financial Officer.

(c)	Effective May 9, 2014, Robert B. Eastep, CPA, will become the Company’s Chief Financial Officer. Mr. Eastep is 50 years old and has extensive experience in the banking and mortgage finance industries, serving as a public company executive and board member.

Since October 2012, Mr. Eastep has served as President, Chief Executive Officer and Director of Union Mortgage Group. Union Mortgage Group is a non-bank affiliate of Union First Market Bankshares, a NASDAQ-listed community bank headquartered in Richmond, VA. Prior to Union Mortgage Group, from June 2010 to October 2012 Mr. Eastep served as Senior Vice President and Chief Financial Officer for Central Virginia Bankshares, Inc., a NASDAQ-listed community bank headquartered in Powhatan, VA. In addition, Mr. Eastep served as Director and Audit Committee Chairman for CreXus Investment Corporation, a NYSE-listed real estate investment trust, from its inception in 2008 to its sale to Annaly Capital Management in 2013. Mr. Eastep’s additional experience includes serving as Executive Vice President and Chief Financial Officer of Saxon Capital, Inc., a NYSE-listed real estate investment trust that was a leading independent residential mortgage lender and servicer prior to its sale to Morgan Stanley. He was also a Senior Manager (Financial Services Audit Practice) for KPMG Peat Marwick LLP where he directed numerous SEC audit engagements and served as a member of KPMG’s Regulatory Advisory Practice for financial institutions. Mr. Eastep has a Bachelor of Science in Business Administration, concentration in Accounting, from West Virginia University and a Certificate of Professional Achievement in Financial Management from the Kellogg Graduate School of Management of Northwestern University.

Mr. Eastep’s compensation and employment terms are summarized in a letter agreement with the Company entered into on April 21, 2014 (the “Offer Letter”). Material terms of the Offer Letter include an initial annual base salary of $325,000, discretionary 2014 bonus of $25,000 (payable in two installments commencing at the end of the third quarter of 2014), and eligibility to participate in the Company’s Annual Incentive Plan beginning with the 2014 bonus year (with payment prorated based on the starting date of Mr. Eastep’s employment). In addition, the Company intends to recommend to the Compensation Committee of the Board of Directors that Mr. Eastep receive a one-time grant of a number of stock options under the Company’s 2013 Omnibus Incentive Compensation Plan with a grant date fair value equal to $175,000 (as determined by the Company in its sole discretion), with terms to be determined by the Company’s Compensation Committee. Mr. Eastep will also be eligible to participate in the Company’s employee benefits plans, programs and policies on terms offered to similarly situated employees. In connection with his commencement of employment, the Offer Letter provides that the Company will also provide Mr. Eastep with a formal employment contract that may include, among other terms, certain change of control provisions.

The descriptions of the terms set forth above are not complete and are qualified in all respects by reference to the terms of the employment agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2014.

The news release of the Company dated April 28, 2014 announcing these changes is attached hereto as Exhibit 99.1. The information contained in Exhibit 99.1 attached hereto is being furnished and, as a result, such information shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits

(a) – (c)	Not applicable

(d)	Exhibits:

99.1	Text of press release by the Company dated April 28, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

STONEGATE MORTGAGE CORPORATION (Registrant)

Date: April 28, 2014	By:	/s/ James J. Cutillo
James J. Cutillo
Chief Executive Officer
(On behalf of the Registrant and as its principal executive officer)

EXHIBIT INDEX

Exhibit	Description

99.1	Text of press release by the Company dated April 28, 2014